Exhibit 99.1

Legacy  Housing Corporation Reports  2019 Second Quarter Results

BEDFORD, Texas, August 13, 2019 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the second quarter ended June 30, 2019.

Financial Highlights:

•	Revenue for the second quarter of 2019 was $45.8 million, compared to $44.0 million in the second quarter of 2018, an increase of $1.8 million or 4%.

•

Gross margin percentage increased to 29.9% from 23.2% from the prior year as a result of price increases, increased sales to manufactured home parks, and increased company-owned retail sales directly to consumers.

•

The manufactured home park loan portfolio increased by $14.1 million to a total of $72.0 million, an increase of 24% from the end of 2018. The consumer loan portfolio increased to $101.0 million, inclusive of the allowance for loan loss and other discounts.

•

Earnings before taxes grew $2.5 million or 28% to $11.4 million in the second quarter compared to the prior year quarter. Net income was $8.6 million in the second quarter of 2019, compared to $6.9 million for the comparable period in 2018, a 25% increase in net income.

•	The Company’s revenue and net income increases came exclusively from organic growth.

•

Earnings per share for the second quarter of 2019, based on diluted weighted average shares outstanding, was $0.35 on 24,369,890 diluted outstanding shares versus $0.34 on 20,000,000 outstanding shares for the comparable quarter in 2018. The increase in shares reflects those shares sold pursuant to the Company’s successful initial public offering.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “We are pleased with the results of the second quarter of 2019, which included a continuation of the strong growth in financed sales to manufactured home parks we experienced in the first quarter.  We believe manufactured housing presents a compelling solution for the ongoing lack of affordable housing in the United States, and the Company is well-positioned to take advantage of this market.  We continue to see strong order flow and believe this will continue into the third quarter and the remainder of the year.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Management Conference Call- August 14 at 10 AM (Central Time)

Senior management will discuss the results of the second quarter of 2019 in a live webcast and conference call on Wednesday, August 14, 2019 at 10:00 AM Central Time. To register and participate in the webcast, please go to https://edge.media-server.com/mmc/p/u7823cke, which will also be accessible via www.legacyhousingusa.com under the Investors link. In order to dial in, please call in at (866) 952-6347 and enter Conference ID 5689726 when prompted. Please try to join the webcast or call at least ten minutes prior to the scheduled start time.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION
BALANCE SHEETS (in thousands)
(Unaudited)
	June 30	December 31,
	2019	2018
Assets
Cash and cash equivalents	$2,422	$2,599
Inventories	33,584	42,033
Prepaid expenses and other current assets	20,723	18,512
Total current assets	56,729	63,144
Property, plant and equipment, net	18,041	17,128
Consumer loans, net of deferred financing fees and allowance for loan losses	95,772	92,230
Notes receivable from mobile home parks (“MHP”)	62,830	50,638
Other assets and non-current inventory	18,444	11,898
Total assets	$251,816	$235,038
Liabilities and Stockholders' Equity
Total current liabilities, excluding debt	$22,019	$20,157
Total long-term debt, including current portion	12,586	17,644
Other long-term liabilities	8,029	7,957
Total stockholder's equity	209,182	189,280
Total liabilities and stockholders' equity	$251,816	$235,038

LEGACY HOUSING CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue:
Product sales	$39,766	$38,188	$71,316	$75,602
Consumer and MHP loans interest	5,112	4,504	10,642	8,897
Other	883	1,314	1,757	2,191
Total net revenue	45,761	44,006	83,715	86,690
Operating expenses:
Cost of product sales	27,876	29,335	49,760	56,981
Selling, general administrative expenses	6,144	5,175	12,635	9,974
Dealer incentive	239	2	449	337
Income from operations	11,502	9,494	20,871	19,398
Other expense	(81)	(560)	(229)	(1,114)
Income before income tax expense	11,421	8,934	20,642	18,284
Income tax expense	(2,788)	(2,046)	(4,796)	(6,036)
Net income	$8,633	$6,888	$15,846	$12,248
Weighted average shares outstanding:
Basic	24,369,890	20,000,000	24,442,921	20,000,000
Diluted	24,369,890	20,000,000	24,457,967	20,000,000
Net income per share:
Basic	$0.35	$0.34	$0.65	$0.61
Diluted	$0.35	$0.34	$0.65	$0.61